ITEM 77K ? Changes in registrant?s certifying accountant

The following information responds to Item 304 (a)(1) of Regulation S-K

(i)	On September 2, 2003, the Board of Trustees of the Dryden
Municipal Bond Fund (the
?Fund?) voted not to re-appoint PricewaterhouseCoopers LLP, as independent auditors for the year ending April 30, 2004.

(ii)	PricewaterhouseCoopers LLP?s report on the financial
statements for the past two
fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

(iii)	 During the Fund?s two most recent fiscal years ended
April 30, 2003, and through
September 2, 2003, there have been no disagreements with PricewaterhouseCoopers
LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which would have caused
PricewaterhouseCoopers LLP to make a reference to the subject matter of the disagreement(s) in connection with its reports.

(iv)	Pursuant to Item 304(a)(3) of Regulation S-K, the Fund
requested
PricewaterhouseCoopers LLP to furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not PricewaterhouseCoopers LLP agrees with the above statements. PricewaterhouseCoopers LLP has provided the letter that is attached as Exhibit 77Q1(b).

(v)	On September 2, 2003, the Fund engaged KPMG LLP as its
new independent auditors.
During the Fund?s two most recent fiscal years ended April 30, 2003, and through the subsequent interim period through the date of their appointment, the Fund did not consult with KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund?s financial statements, or any other matters or reportable events as set forth in Items 304(a)(1)(iv) and (v) of
Regulation S-K.